UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2011

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2011, Maurice Marciano, Chairman of the Board of Guess?, Inc. (the “Company”), notified the Company of his decision to retire as an employee and executive officer effective when his current employment agreement with the Company (the “Employment Agreement”) expires at the end of the Company’s current fiscal year on January 28, 2012 (the “Retirement Date”).  Following his Retirement Date, Mr. Marciano will continue to serve the Company as the Chairman of its Board of Directors in a non-executive capacity.

In accordance with the terms of the Employment Agreement, the Company and Mr. Marciano have entered into a two-year consulting agreement, under which Mr. Marciano will provide consulting services to the Company, including advice and counsel to the Company’s Chief Executive Officer and other senior executives.  The term of the consulting agreement will begin on the Retirement Date and continue until the second anniversary of the Retirement Date.

The terms of the consulting agreement are substantially the same as the consulting agreement currently included as Appendix A to the Employment Agreement.  However, in connection with Mr. Marciano’s retirement, the Company has provided that Mr. Marciano will continue to vest in any equity incentive awards that are unvested on his Retirement Date for as long as he continues to serve as a member of the Board of Directors, with the term of any such options expiring in relation to his termination of service on the Board of Directors.

The consulting agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference.  This description of the consulting agreement is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Consulting Agreement dated June 20, 2011 between Guess?, Inc. and Maurice Marciano

99.1	Press Release of Guess?, Inc. dated June 20, 2011

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2011	GUESS?, INC.

	By:	/s/ Dennis R. Secor

Dennis R. Secor
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement dated June 20, 2011 between Guess?, Inc. and Maurice Marciano

99.1	Press Release of Guess?, Inc. dated June 20, 2011